EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-1) and related Prospectus of Medis Technologies Ltd. for the registration of 7,780,603 shares of its common stock and to the use of our report dated March 31, 2009 with respect to the consolidated financial statements included therein and to the incorporation by reference therein of our report dated March 31, 2009 with respect to the effectiveness of internal control over financial reporting of Medis Technologies Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer

Tel Aviv, Israel	KOST FORER GABBAY& KASIERER
August 7, 2009	A MEMBER OF ERNST & YOUNG GLOBAL